Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Fourth Quarter 2025 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s fourth quarter 2025 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our fourth quarter and full year 2025 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon and thank you for joining us today to discuss our fourth quarter and full-year 2025 financial results.

We are pleased to report a record fourth quarter and a strong finish to 2025. The year was defined by disciplined execution, sustained momentum, and broad-based demand across our markets. Adoption of our solutions remained robust, driven by the strength of our cloud-native intelligence platform and the expanding integration of our identity graph within customer workflows. Our team executed at a high level, and the strategic investments we have made over the past two years are translating into measurable operating performance. We enter 2026 from a position of strength, with confidence in our architecture, our trajectory, and the opportunity ahead.

Let’s briefly run through the numbers. Revenue for the quarter was up 20% to a record $23.4 million, producing record adjusted gross profit of $19.5 million, translating to adjusted gross margin of 83%. Adjusted EBITDA for the quarter was up 33% to $5.9 million, producing an adjusted EBITDA margin of 25%. Adjusted net income increased 53% to $3.1 million, resulting in adjusted earnings of 21 cents per diluted share. We generated free cash flow of $3.7 million during the quarter. For the second consecutive year, we bucked the fourth quarter seasonality we had traditionally experienced, delivering sequential revenue growth and establishing a new record quarter.

Our IDI billable customer base grew by 169 customers sequentially from the third quarter, ending the fourth quarter at 10,022 customers. FOREWARN added 17,809 users during the fourth quarter, ending the quarter at 390,018 users. Over 620 Realtor® Associations are now contracted to use FOREWARN.

For the year, revenue increased 20% to $90.3 million, producing adjusted gross profit of $75.4 million and adjusted EBITDA of $31.0 million. Adjusted EBITDA margin was 34% for the year. We saw continued growth in the onboarding of top-tier customers, with 127 customers contributing over $100,000 of revenue in 2025 compared to 96 customers in 2024. We generated $18.2 million in free cash flow in 2025, compared to generating $14.4 million in 2024.

The momentum we generated in the first three quarters extended through the fourth quarter and capped a strong year overall. Demand was well-balanced across our verticals, underscoring the versatility of our platform and its growing integration into regulated and mission-critical environments. We continue to see expanding enterprise adoption, as customers embed our intelligence more deeply into core operational workflows, further strengthening the durability and visibility of our revenue base.

Throughout the year, we continued to execute against a robust product roadmap, advancing capabilities across our cloud-native, AI-enabled platform. We made targeted investments in data science, product development, and go-to-market resources to support innovation and long-term growth. At the same time, we executed upon our strategic plan announced last year of increased automation across key areas of the organization, enhancing efficiency and productivity while maintaining operating discipline. We believe there remains meaningful opportunities to further automate and optimize workflows across the business, which we expect will continue to improve performance and scalability over time.

On the pervasive topic of AI, there has been significant discussion in the market about artificial intelligence potentially commoditizing software. We believe it is important to distinguish between AI as a capability and the infrastructure required to deliver mission-critical intelligence at scale. Our platform is not a front-end application layered on top of a model. It is a full technology stack: a purpose-built cloud infrastructure, distributed and parallel computing architecture, proprietary data ingestion and normalization systems, rigorous validation frameworks, governance and security controls, API layers, and embedded machine learning workflows, all integrated to create and continuously refine a longitudinal identity graph developed and validated over many years.

Our management team has been building platforms and companies in this sector for nearly three decades. This is our third platform in the identity and analytics space, and throughout that time we have repeatedly been asked how we compete with larger incumbents or what prevents new entrants from replicating what we build. The answer has never been a single model or a single dataset. It has been the integration of architectural design, proprietary engineering, accumulated data intelligence, regulatory alignment, and disciplined execution over time.

From the earliest days of our first company in the late 1990s, we recognized that solving identity at scale required parallel computing and proprietary processing frameworks. We developed our own internal language and systems to ingest, normalize, validate, and unify large volumes of structured and unstructured data. IRON™ is our proprietary entity resolution, data processing, and machine learning framework, purpose-built to resolve identities with precision, scalability, and computational efficiency that generic frameworks cannot easily replicate. It serves as the core intelligence layer within our architecture, enabling high-confidence identity resolution across complex and fragmented data environments. Our AI-assisted development capabilities operate natively within this framework, allowing us to further optimize performance and accelerate innovation. This intellectual property is not publicly available and remains foundational to the construction and continuous refinement of our identity graph. These capabilities were not developed in response to the current AI cycle; they have been embedded in our architecture and our operating philosophy from inception.

Artificial intelligence, including generative AI, is a powerful accelerator. It can shorten development cycles, enhance automation, and improve analytical precision. But AI alone does not create a durable platform, a unified longitudinal identity graph, or the regulatory-grade workflows that our customers depend upon -- environments where accuracy, consistency, and auditability are essential.

As AI capabilities continue to evolve, we believe the platforms that will benefit most are those already architected with embedded AI, deep analytical frameworks, and secure, cloud-native infrastructure. In that respect, AI strengthens and extends the advantages we have built. It does not replace them. Moreover, certain competitors continue to operate on legacy, on-premises, or hybrid architectures that were not designed for modern cloud-native deployment or deeply embedded machine learning. Because our platform was architected from inception as a cloud-native system with AI integrated directly into core workflows, we believe we are structurally better positioned to incorporate new advancements rapidly and continue widening our competitive moat.

Much of the current AI discussion has centered on agent-based automation and what that could mean for traditional per-seat software models. It is important to understand that our revenue model is, and always has been, usage-based, supported by contractual minimums. Approximately 90% of our revenue is volume-driven. The limited portion that is seat-based exists primarily in regulated environments, including law enforcement and collections, where seats are limited to direct human interaction and any automated use is converted to volume-based pricing.

Importantly, we view increasing AI adoption by our customers, including agent-based automation and workflow augmentation, as a productivity enhancer. As automation reduces manual effort and accelerates decision-making, we expect transaction volumes and data velocity across our platform to increase. In that context, AI is not a substitute for our solutions; it is a catalyst for greater utilization of them.

Expanding the depth and breadth of data within our intelligence engine to serve additional use cases and industries has long been a core element of our strategy. We have consistently enriched our identity graph with new data attributes and analytical capabilities to broaden its applicability across verticals. As AI reduces the cost and time required to build application layers and orchestration tools, we believe competitive advantage increasingly shifts toward platforms that control the intelligence engine. Because we control that engine via our cloud-native platform and longitudinal identity graph, we are now positioned not only to continue expanding horizontally across industries, but also to expand vertically by building and integrating more workflow, case management, and application-layer capabilities directly on top of our platform, allowing us to internalize key orchestration layers and further embed our intelligence at the center of customer operations.

At the same time, we continue to deploy AI-enabled capabilities to aggregate and contextualize fragmented data across our identity graph, uncover deeper relational linkages between entities, identify and surface risk signals with greater precision, and deliver more intuitive, workflow-driven interfaces. Advancements in AI-assisted development are accelerating our roadmap, compressing development cycles, and broadening the solutions we can deliver. In that respect, AI is not simply enhancing our existing capabilities; it is expanding the strategic scope of our platform and deepening our integration within customer workflows.

Now, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon, everyone. The fourth quarter marked a record finish to an exceptional year for red violet, defined by strong revenue growth, expanding margins, and meaningful cash generation. Importantly, we accomplished this while continuing to invest in the business for the long term, adding more than 30 team members during the year with a focus on product development and go-to-market expansion. These investments were deliberate and strategic, expanding our AI-driven capabilities and broadening our market reach, all without compromising financial performance.

We continue to scale the business both vertically — deepening adoption across existing markets, customers, and use cases — and horizontally by introducing new products and expanding into new industries. That strategy is translating into larger and more valuable customer relationships, with 127 customers now contributing over $100,000 in annual revenue in 2025, up 31 customers from the prior year. It is also expanding the reach of our platform, as we surpassed 10,000 customers on IDI and more than 620 REALTOR® associations contracted to use

FOREWARN. Collectively, these results position us with strong momentum as we enter 2026, supported by a larger and more diversified customer base, expanding platform adoption, and continued operating leverage.

Turning now to our fourth quarter results, for clarity, all the comparisons I will discuss today will be against the fourth quarter of 2024, unless noted otherwise.

Total revenue was a record $23.4 million, up 20% over the prior year. We generated a record $19.5 million in adjusted gross profit, delivering adjusted gross margin of 83%, up 1-percentage point. As is typical in the fourth quarter, personnel costs include year-end incentive compensation tied to annual performance. Even with this seasonal expense, adjusted EBITDA increased 33% to $5.9 million, producing adjusted EBITDA margin of 25%, up 2-percentage points. Adjusted net income increased 53% to $3.1 million, resulting in adjusted earnings of 21 cents per diluted share.

Turning to the details of our P&L, revenue for the fourth quarter was a record $23.4 million. For the second consecutive year, we outperformed the typical fourth quarter seasonality, delivering sequential revenue growth and establishing a new quarterly high. Within IDI, we continue to see strong demand for our solutions and healthy customer expansion, adding 169 billable customers sequentially to end the quarter with 10,022 customers.

Our Financial and Corporate Risk vertical continues to deliver consistent, strong revenue performance, driven by solid results across our core financial services customers, including Banking, Insurance, and broader Corporate Risk. The Background Screening industry also continues to perform exceptionally well, supported by the introduction of additional products, enhanced functionality, and new integrations over the past year, driving meaningful growth and momentum in the fourth quarter.

Our Investigative vertical delivered another strong quarter, supported by continued demand across state and local law enforcement agencies, as well as broader investigative customers. We added approximately 200 law enforcement customers in 2025, reflecting the growing reliance on our platform within the public safety community. Performance in the quarter was driven by increased transaction volumes, new agency wins, and the further embedding of our solutions into day-to-day investigative workflows.

Our Emerging Markets vertical was an important contributor to revenue growth in the fourth quarter, generating meaningful expansion across a broad and diverse set of customer segments. While we remain in the early stages of penetration within many of these markets, adoption continues to build, providing clear runway for sustained growth.

Collections maintained its positive trajectory in the quarter, delivering another period of high-teens revenue growth. The continued recovery in this vertical is translating into sustained demand and improved activity levels, reinforcing our competitive position and long-term opportunity in the market.

Lastly, IDI’s Real Estate vertical, excluding FOREWARN, declined modestly year over year, as elevated home prices and interest rates continued to constrain affordability and dampen overall housing activity.

Turning to FOREWARN, revenue growth remained robust in the fourth quarter, driven by the platform’s increasing adoption within the daily workflows of real estate professionals. We ended the year with over 620 REALTOR® Associations under contract and more than 390,000 users on the platform.

Contractual revenue represented 77% of total revenue in the quarter, consistent with the prior year. Gross revenue retention remained strong at 95%, down one percentage point.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.4 million, or 12%, to $3.9 million. Adjusted gross profit increased 21% to a record $19.5 million, resulting in an adjusted gross margin of 83%, up 1-percentage point from the prior year.

Our sales and marketing expenses increased $0.4 million, or 9%, to $5.3 million for the quarter, driven primarily by higher personnel-related expenses.

General and administrative expenses increased $1.5 million, or 18%, to $9.8 million, primarily reflecting higher personnel-related costs. Personnel expenses are typically elevated in the fourth quarter due to year-end incentive compensation and bonus accruals tied to annual performance for the executive leadership team.

Depreciation and amortization increased $0.3 million, or 12%, to $2.8 million for the quarter.

Net income increased $1.9 million, or 226%, to $2.8 million for the quarter.

Adjusted net income increased $1.1 million, or 53%, to $3.1 million, resulting in adjusted earnings of 21 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $43.6 million at December 31, 2025, compared to $36.5 million at December 31, 2024. Current assets totaled $56.5 million, compared to $46.2 million, while current liabilities were $7.9 million, down from $10.3 million.

We generated $6.7 million in cash from operating activities in the fourth quarter, unchanged over prior year.

Free cash flow for the quarter was $3.7 million, compared to $4.4 million in the same period last year.

In the fourth quarter and through February 27, 2026, we purchased 57,812 shares of Company stock at an average price of $44.01 per share. In total, we have purchased 611,733 shares at an average price of $22.26 per share under our stock repurchase program. As of February 27, 2026, we had $16.4 million remaining under the repurchase program.

In closing, 2025 marked another year of disciplined execution and record financial performance for red violet. We delivered 20% revenue growth, expanded adjusted gross margin to 84%, adjusted EBITDA margin to 34%, and generated $18.2 million in free cash flow. This performance reflects the consistent execution of our team and the increasing efficiency of the business. We believe the scale and financial strength we have built provide a durable base for continued profitable growth.

With that, our operator will now open the line for Q&A?

Q&A

Operator (Operator Instructions)

Our first question for today will be coming from the line of Josh Nichols of B. Riley Securities. Your line is open.

Josh Nichols

Yes thanks. Great to see the company bucking the 4Q seasonality trend yet again. Looking at the enterprise pipeline, I know you secured a couple of wins. You mentioned like a toll authority and payroll processor, I think the other quarter. Just any update on how that progressing, or generally what you're seeing in terms of like the enterprise customer pipeline when we look at 2026?

Daniel MacLachlan

Yes. Thanks, Josh. This is Dan, and I'll take that question. So yes, I mean when we look at that enterprise pipeline and specifically that higher tier customer, we've been excited and we've given some color on some recent wins. Obviously we just announced a record number of customers in excess of $100,000 a year, almost a 30% increase -- just over a 30% increase in that customer cohort. And that's really representative of how that pipeline is developed and how that pipeline continues to develop.

So we're excited about the investments we've made, the continued execution to move from lower to medium to higher tier customers, and it's reflected in the cohort as announced today. 127 customers in excess of $100,000 in revenue a year. And so that pipeline continues to develop well and we're converting into real meaningful customer wins.

Josh Nichols

Thanks. And then just a follow-up. A lot of additions continue to see in like the law enforcement agency vertical 200-plus this year. When you look at the 2026 growth trajectory, what are the top one or two opportunities that you think are going to move the needle specifically in those end markets, because you serve so many?

Derek Dubner

Yes. Thanks, Josh, Derek here. Great to talk to you. The end markets that I think that today, at least, we are most excited about continue to be public sector and background screening support. And I think as Dan mentioned, we announced we won a large payroll processor in Q3 last year. That contract kicks in this year. And so we're very excited about that. That proves our differentiation in the marketplace, testing and winning against very strong competition out there.

And then in public sector, we continue to make very nice traction, as Dan talked about, and you talked about in law enforcement. And we are seeing some great progress at the state level as well, with a number of use cases in the way of eligibility requirements and identity verification. And those use cases really are so broad. They capture so many of various state agencies, if you will, use cases.

So, we continue to see progress there, and we continue to win those. And again, I think we've got a model that's very replicable, and we can replicate it across every state, given the uptake there.

Josh Nichols

Appreciate it, thank you.

Derek Dubner

Thanks Josh.

Operator

And our next question is coming from the line of Eric Martinuzzi of Lake Street Capital Markets. Your line is open.

Eric Martinuzzi

I also wanted to focus on the higher tier customers that is very substantial growth there in those accounts that are doing over $100,000 annually. I know you've talked when you're asked the question about hey, where can the business go? That there are, let's call them, whale-sized accounts in the $5 million to $10 million annually. Are there any of those prospects, those types of whale prospects in the pipeline that you guys feel are -- or closer could happen in 2026? Or is it still too soon to consider them in the funnel?

Daniel MacLachlan

Hi Eric, this is Dan. I appreciate the question. And yes, I mean we have those opportunities now in the pipeline. We also have those opportunities as customers. The third quarter reference we made to one of the largest payroll processors in the country that we won. Ultimately, the volume of that customer over time as we continue to expand that relationship can be a multimillion dollar a year customer. The minimum commitment is probably around low to mid-six figures starting in 2026, which is great.

But we think the opportunity to expand that relationship goes into the seven figures and plus. So yes, we're really excited about the pipeline, but we're also excited about some of these recent large wins that are really representative of those type of customers you're talking about.

Eric Martinuzzi

Okay. And I know it was probably last summer, you had a pretty substantial data rights agreement that you're able to renew on favorable terms. As far as 2026 goes, do we have anything of that nature, of substantial data rights exposure that we're working on? Or is it relatively small in comparison?

Daniel MacLachlan

Yes. There's really no material licensing renewal agreement that is coming up. I mean we structure these agreements, as you know long term unlimited use, fixed fee structures. We obviously entered into a renewal for another six years at the time which would bring us past 2030 of our largest data provider, and we announced that, of course, midyear this year which was great. But no, at this time in the near term, there really is no material license agreements that are coming up for renewal.

Eric Martinuzzi

Okay. And then as far as the 2026 outlook goes, you just finished the year where you grew 20%, and a quarter where you grew 20%. I know you're not in the guidance business, but right now I've got kind of a mid-teens growth rate for 2026. Is that a good place to start out? Or are you confident that it's going to be 20% plus?

Daniel MacLachlan

Yes, Eric. No, look, I appreciate the question. And as you know we don't provide formal guidance. Going back to the start of 2024, our goal really, and we publicly disclosed this, was to reaccelerate revenue growth and sustain that momentum over the next several years. 2024 was a great year of growth.

As you mentioned, 2025 was a strong 20% growth. And we would expect 2026 to continue to deliver healthy top line expansion. So yes, I mean our goal for the business is to continue to accelerate and drive the business at what you've seen consistently in the last couple of years. But we're not going to provide any formal guidance as it sits today.

Eric Martinuzzi

All right. And then you generated cash in the quarter, you did put some cash to work on your share repurchase program. Number of different levers you can pull there. You've done things like a onetime dividend in the past. You've used it to invest in data rights. M&A. What's the -- here in the next six months, what's the likely use of cash?

Derek Dubner

Thanks, Eric. It's Derek. The likely use of cash is definitely going to be investing in this business. There just is, as I mentioned in my commentary, so much opportunity. And the AI-enabled development that's occurring which is accelerating deployments and creating such opportunities across everybody's environment, it's especially true for us.

So that horizontal expansion I talked about, that was always part of our key strategic plan, has now become also a vertical expansion where we know how our customers interact with us and we can provide them better tools. And we can do that, we believe, in rather fast fashion in the development world as far as time goes so that we can get even further ingrained in their workflows. So that is our priority number one.

Eric Martinuzzi

Yes. Thanks for taking my questions.

Derek Dubner

Thank you.

Operator (Operator Instructions)

Our next question will come from the line of David Polansky of Immersion Investments. Please go ahead.

David Polansky

Hey guys thanks for taking my question. Just to put a finer point on it. I think, Dan, you mentioned payroll processor. There was none of that in Q4. What about the toll authority? Was there any of that revenue in the Q4 number?

Daniel MacLachlan

So there was some revenue from the payroll processor in Q4. The contractual minimum commitment of that processor which is a multiyear agreement does not start untill 2026. So we did see some of that revenue, but just early stages, nothing meaningful. And the toll authority at this point has been working on integration and some volume expansion, so very minimal revenue as a result of that win in Q4.

David Polansky

Great thank you. And I was hoping -- it was nice to see the growth in high-spending customers. But could you help us understand, is that coming from new customer wins on high initial commitments? Or is that from growth in existing customer spend?

Daniel MacLachlan

So, it's a combination of both, which is great. And it's not only just growth in that cohort. We're seeing that growth across other cohorts, not just moving from one to the other, but expanding in each, right? So, whether it's the $10,000 to $25,000 a year customer, the $25,000 to $100,000 a year customer, or the $100,000+ customer, each of those cohorts are expanding nicely as we look at them.

But it's a combination of both. It's some customers increasing volume, right? So when we win a big customer, they don't necessarily move all their volume at once. But slowly over time we get the majority of their volume or it's a new customer win that happens to be a large six-figure plus a year customer that we initially win. So it's been a good combination of both existing customers and new higher-tier customers.

David Polansky

So when I think about -- I know you don't provide breakdown of FOREWARN revenue versus IDI revenue. But if I were to say revenue per IDI customer were to go -- I mean I have it growing at a high single-digit rate, but then I'm also mixing in some new high initial commitment customers in there. Are you -- is it safe to assume that existing customers are growing spend at sort of a mid-single digit rate, like 5% to 6%, maybe a little bit more?

Daniel MacLachlan

It's safe to assume a little bit more than that, yes.

David Polansky

Okay. Great. And then on headcount, I was a little bit surprised to see the sales and marketing head count come down. I think we had initially discussed, you'd be hiring a little bit more aggressively, so I don't know if there was some shuffling there, or maybe phasing out less productive salespeople. Can you discuss that a little bit? And then what should we think about hiring and overall head count for '26?

Daniel MacLachlan

Yes. You're absolutely right in pointing that. It's kind of a little bit of end of the year. You're going to see a little ebb and flow. We always, as an organization, have focused on doing a really good job of bringing what I would say, the C and D players up to A and B levels. And unfortunately, if those C and D players are not able to kind of get to that level, to churn out the bottom, so to speak. So we had a little bit of that at the end of the year.

It makes sense, especially as you're kind of ending the year, looking at final MBOs then looking into next year and what your growth model and expectations should be for reps. So we had a little bit of that, but you'll see, I'm assuming here after we report the first quarter, kind of the reversion back in that sales and marketing line for some of those employees that just kind of we netted out at the end of the year.

I think as we look at 2026 from an overall growth perspective, I think it would be very consistent with what we saw in 2025. In 2025, we added just over 30 new team members mostly around product development and go to market. The expectation would be very similar to that in 2026, a focus on product development, AI, as well as go-to-market initiatives. So I think it'd be consistent with prior year.

David Polansky

All right. Great. And could you just highlight because you mentioned AI. I know it's embedded in the core engine, but just in terms of operational things, whether it's back office, finance, sales function. Are you utilizing AI to help the business at all maybe to keep head count growth less than where it's been?

Derek Dubner

Absolutely, David. Yes. This is Derek. And what I would say is that we announced in 2025, our strategic initiative to automate more. And so we've been doing that since we've been looking across the enterprise to understand where we can automate using AI. There are so many tools that we could be using. And, so we've been making good progress. But as I stated in my comments, that we would expect there is a lot more to do there. We're not a mature company. We didn't hire heavily during the pandemic. We're not looking to cut back. We're not citing AI for that. We are growing very quickly, and we're investing in the business. And that investment is for growth.

And, so as we continue to increase automation by hiring to do that, and increased productivity, then we would expect the out-years, if you will, or at least later that you're going to see all of that efficiency and productivity. So right now it's a little bit more investment, but then we will bear the fruit of that investment.

David Polansky

All right. Thanks guys I appreciate it.

Operator

And that concludes today's Q&A session. I would like to turn the call back over to Derek Dubner for closing remarks. Please go ahead.

Derek Dubner

Thank you. As we look ahead, we are still in the early innings of a much larger opportunity. The digital transformation of identity, risk, and decisioning continues to accelerate, and we have built the infrastructure and intelligence engine to serve as a foundational platform in that evolution. Our momentum, expanding enterprise relationships, and continued innovation around AI-enabled capabilities position us to extend our reach both horizontally across industries and vertically within customer workflows. We are building for scale, deepening our integration in mission-critical environments, and strengthening the long-term economics of the business. We are excited about where we stand today and even more excited about where this platform can go.